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                                   EXHIBIT 3-3
                                FILE NO. 70-9549
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           [LETTERHEAD OF PUBLIC SERVICE COMMISSION OF WEST VIRGINIA]

      At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 9th day of July, 1998.

CASE NO. 98-0613-EG-PC

UTILICORP UNITED, INC.

      Petition for consent and approval to acquire one or more ownership interests in the Victoria, Australia gas industry, and to undertake financing related thereto, pursuant to W. Va. Code ss.24-2-12.

                                COMMISSION ORDER

      On May 27, 1998, UtiliCorp United, Inc. (UtiliCorp) filed a petition with the Commission requesting consent and approval to participate in a public bidding process to acquire one or more ownership interests in the Victoria, Australia gas industry, and to undertake financing related thereto, pursuant to
W. Va. Code ss.24-2-12 and Rule 10(5) of the Commission's Rules of Practice and Procedure, 150 C.S.R. Series 1. In support of its petition, UtiliCorp advised that it is engaged in a process designed to lead to its indirect acquisition of:
(1) up to a 50% ownership interest in one of three (3) "stapled" natural gas businesses in the State of Victoria, Australia, each of which consists of a natural gas distributor and a natural gas retailer; or (2) a certain pipeline or storage business. Petition, paragraph 5. In addition, UtiliCorp indicates that it may bid to acquire a minority -- likely no more than 20% -- investment in the remaining "stapled" businesses or the pipeline and storage business. Id.

      Specifically, UtiiiCorp advises that each of three Victoria natural gas retailer/distribution companies, as well as certain gas transmission and supply businesses, will be put up for bid beginning in May 1998. Id., paragraph 6. The bidding process consists of two (2) phases. First, parties will make an indicative bid which amounts to a non-binding offer. Second, from those parties submitting indicative bids, the government of Victoria will select a number of finalists, who will be given the opportunity to undertake a comprehensive due diligence inquiry. Following such inquiry, each finalist will make a binding bid for each business. Id. Indicative bidding will commence in June 1998. Final, binding, bids are expected to commence in August 1998. Id., paragraph 7. UtiliCorp then describes in detail its understanding of the timetable for bidding on the various businesses. Id., paragraphs 8-11. UtiliCorp anticipates that its aggregate investment in these businesses will not exceed $500 million (U.S.). Petition, paragraph 12. The Commission previously approved UtiliCorp's acquisition of an ownership interest in United Energy, an Australian electric distribution company, through a similar bidding process. Id., paragraph 13; see "Commission Order," UtiliCorp United, Inc., Case No. 95-0280-EG-PC (Aug.




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2,1995). UtiliCorp notes that the government of Victoria will view unfavorably offers conditioned on obtaining regulatory approvals, the Company must obtain all such approvals in advance of making final bids and requests Commission approval by no later than July 31, 1998. Id., paragraph 14. Finally, UtiliCorp asserts that there will be no adverse impact on the Company's West Virginia customers since any investment will operate as a totally separate entity from UtiliCorp and West Virginia customers will see no change in their daily utility service or rates. Id., paragraph 15.

On June 29, 1998, Commission Staff (Staff) filed an Initial and Final Joint Staff Memorandum, recommending that UtiliCorp's request for advance consent and approval of its purchase of an ownership interest in the natural gas businesses described in its petition should be approved.

                                   DISCUSSION

The Commission concludes that UtiliCorp's petition for advance consent and approval of its purchase of an ownership interest in one or more of the natural gas businesses, described in its petition, should be granted.
The applicable provision of the Code provides, in relevant part:

      Unless the consent and approval of the public service commission of West Virginia is first obtained:... (b) no public utility ... may purchase, lease, or in any other manner acquire control, direct or indirect, over the franchises, licenses, permits, plants, equipment, business or other property of any other utility; ... (d) no public utility ... may purchase, acquire, take or receive any stock, stock certificates, bonds, notes or other evidence of indebtedness of any other public utility....

      The commission may grant its consent in advance ... upon proper showing that the terms and conditions thereof are reasonable and that neither party thereto is given an undue advantage over the other, and do not adversely affect the public in this state....

W. Va. Code ss. 24-2-12.

Based on the averments in UtiliCorp's petition, as well as the exhibit(s) thereto, and Staff's recommendations, the Commission finds that the terms and conditions of UtiliCorp's purchase of an ownership interest in the Australian natural gas businesses described in its petition are reasonable, and further finds that neither party to such purchase is given an undue advantage over the other, and further finds that the terms and conditions of such purchase do not adversely affect the public in this State. Provided, however, that the Commissions s advance consent and approval of UtiliCorp's purchase of an ownership interest in the Australian natural gas businesses described in its petition is conditioned on UtiliCorp's investment in these businesses not exceeding $500 million (U.S.).




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The Commission further concludes that UtiliCorp should be required to file a report with the Commission advising it, and Commission Staff, of the results of the Company's efforts to acquire an ownership interest in the natural gas businesses described in its petition, and the pertinent details of such acquisition, within ninety (90) days after the conclusion of all relevant transactions.

                                FINDINGS OF FACT

          1. On May 27, 1998, UtiliCorp United, Inc. (UtiliCorp) filed a petition with the Commission requesting consent and approval to participate in a public bidding process to acquire one or more ownership interests in the Victoria, Australia gas industry, and to undertake financing related thereto, pursuant to W. Va. Code ss.24-2-12 and Rule 10(5) of the Commission's Rules of Practice and Procedure, 150 C.S.R. Series 1.

          2. UtiliCorp advised that it is engaged in a process designed to lead to its indirect acquisition of: (1) up to a 50% ownership interest in one of three (3) "stapled" natural gas businesses in the State of Victoria, Australia, each of which consists of a natural gas distributor and a natural gas retailer; or (2) certain gas pipeline or storage businesses. Petition, paragraph
               5. In addition, UtiliCorp indicates that it may bid to acquire a minority -- likely no more than 20% -- investment in the remaining "stapled" businesses or the pipeline and storage business. Id.

          3. UtiliCorp anticipates that its aggregate investment in these businesses will not exceed $500 million (U.S.). Petition, paragraph 12.

          4. The Commission previously approved UtiliCorp's acquisition of an ownership interest in United Energy, an Australian electric distribution company, through a similar bidding process. Id., paragraph 13; see "Commission Order," UtiliCorp United, Inc., Case No. 95-0280-EG-PC (Aug. 2, 1995).

          5. On June 29, 1998, Commission Staff (Staff) filed an Initial and Final Joint Staff Memorandum, recommending that UtiliCorp's request for advance consent and approval of its purchase of an ownership interest in the natural gas businesses described in its petition should be approved.

          6. The Commission adopts and incorporates all recitals of fact otherwise set forth herein.

                               CONCLUSIONS OF LAW

          1. UtiliCorp's petition for advance consent and approval of its purchase of an ownership interest in one or more of the natural gas businesses, described in its petition, should be granted.

          2. The terms and conditions of UtiliCorp's purchase of an ownership interest in the Australian natural gas businesses described in its petition are reasonable, do not give either party


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               to such purchase an undue advantage over the other, and do not adversely affect the public in this State. See W. Va. Code ss. 24-2-12.

          3. The Commission's advance consent and approval of UtiliCorp's purchase of an ownership interest in the Australian natural gas businesses described in its petition is conditioned on UtiliCorp's investment in these businesses not exceeding $500 million (U.S.).

          4. UtiliCorp should be required to file a report with the Commission advising it, and Commission Staff, of the results of the Company's efforts to acquire an ownership interest in the natural gas businesses described in its petition, and the pertinent details of such acquisition, within ninety (90) days after the conclusion of all relevant transactions.

          5. The Commission adopts and incorporates all legal conclusions otherwise set forth herein.

                                      ORDER

      IT IS, THEREFORE, ORDERED that UtiliCorp United, Inc.'s May 27, 1998 petition requesting advance Commission consent and approval to participate in a public bidding process to acquire one or more ownership interests in the Victoria, Australia gas industry, and to undertake financing related thereto, pursuant to W. Va. Code ss.24-2-12 and Rule 10(5) of the Commission's Rules of Practice and Procedure, 150 C.S.R. Series I should be, and hereby is, granted.

      IT IS FURTHER ORDERED that the Commission's consent and approval herein is conditioned on UtiliCorp's investment in these businesses not exceeding $500 million (U.S.).

      IT IS FURTHER ORDERED that UtiliCorp shall file a report with the Commission advising the Commission and Commission Staff of the results of UtiliCorp's efforts to acquire an ownership interest in the natural gas businesses described in its petition, and the pertinent details of such acquisition, within ninety (90) days after the conclusion of all relevant transactions.

      IT IS FURTHER ORDERED that, upon entry hereof, this proceeding shall be removed from the Commission's docket of active cases.


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      IT IS FURTHER ORDERED that the Commission's Executive Secretary serve a copy of this Order upon all parties of record by United States First Class Mail and upon Commission Staff by hand delivery.

                    A The Copy, Teste:

                                /s/ Sandra Squire
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                                Sandra Squire
                                Executive Secretary